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                                                                    EXHIBIT 23-5


[WILLIAMSON PETROLEUM CONSULTANTS, INC. LETTERHEAD]



               CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.


       Williamson Petroleum Consultants, Inc. hereby consents to the use of its name and the information contained in its report, "Evaluation of Proved Oil and Gas Reserves to the Interests of MCNIC Oil & Gas Company in Various Enhanced Oil Recovery Projects Effective December 31, 1997 for Disclosure to the Securities and Exchange Commission, Williamson Project 7.8527" dated January 14, 1998, regarding MCN Energy Group Inc.'s oil and gas reserve information as of December 31, 1997 in its 1997 Annual Report on Form 10-K.

       In addition, as independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the incorporation by reference of said material in Registration Statement Nos. 333-02105 and 333-02107 on Form S-8, 333-01523, 333-21175 and 333-45281 on Form S-3 and Post
       Effective Amendment No. 1 to Registration Statement No. 33-21930-99 on Form S-8 of MCN Energy Group Inc.

       Williamson Petroleum Consultants, Inc. has no interest in MCN Energy Group Inc. or in any affiliated companies or subsidiaries and is not to receive such interest as payment for such reports and has no director, officer, or employee otherwise connected with MCN Energy Group Inc. We are not employed by MCN Energy Group Inc. on a contingent basis.



                                      /s/ Williamson Petroleum Consultants, Inc.

                                          WILLIAMSON PETROLEUM CONSULTANTS, INC.



       Midland, Texas
       February 27, 1998